EXHIBIT 10.2

T-MOBILE US, INC. 2023 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT GRANT NOTICE
(PERFORMANCE-VESTING; STOCK-SETTLED)
T-Mobile US, Inc., a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the Restricted Stock Units (the “RSUs”) described in this Restricted Stock Unit Grant Notice (this “Grant Notice”), subject to the terms and conditions of the T-Mobile US, Inc. 2023 Incentive Award Plan (as amended from time to time, the “Plan”) and the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:	[____]
Grant Date:	[____]
Number of RSUs (at target):	[____]
Vesting Schedule:
(a)     Subject to subsection (b) below, and further subject to and conditioned upon Participant’s continued status as a Service Provider through the Vesting Date, a number of RSUs equal to the Performance-Adjusted Units (as defined and determined in accordance with Exhibit B attached hereto) shall vest on the third (3rd) anniversary of the Grant Date (the “Vesting Date”).
(b)    Notwithstanding the foregoing:
(i)If Participant incurs a Termination of Service prior to the Vesting Date due to Participant’s death or Disability, any then-unvested RSUs shall vest (based on the target level of performance, as determined in accordance with Exhibit B attached hereto) upon such Termination of Service.
(ii)If Participant incurs a Termination of Service prior to the Vesting Date as a result of a Workforce Reduction or Divestiture, then (A) the number of Performance-Adjusted Units shall be determined (in accordance with Exhibit B attached hereto) as soon as administratively practicable following the last day of the Performance Period, and (B) a number of RSUs equal to the product of such Performance-Adjusted Units multiplied by the Pro Rata Fraction shall become earned and vested and (C) any remaining unearned RSUs shall be canceled and forfeited effective as of the last day of the Performance Period; provided, however, that Participant will not be eligible to receive any vesting of the RSUs under this subsection (b)(ii) unless Participant executes and, if applicable, does not revoke all documents required under the applicable Company severance program or otherwise, including without limitation any required release of claims, within the applicable time frames set forth in such documents or as prescribed by the Company (which, in either case, shall be no later than sixty (60) days following the date of such Termination of Service). In the event Participant fails to execute all required documents in a timely fashion, then if any RSUs have vested or been paid to Participant after the Termination of Service but before Participant’s failure to execute all required documents, Participant covenants and agrees that Participant will have no right, title or interest in such amount vested or paid and that Participant will cause such amount to be returned immediately to the Company upon notice. [For Mr. Sievert only, clause (ii) is replaced in its entirety with the following: Without Cause or For Good Reason. If Participant incurs a Termination of Service prior to the Vesting Date (other than as provided in subsection (b)(iii) below) either (1) by the Company or its Affiliates for any reason other than Cause (including due to non-renewal of Participant’s Amended and Restated Employment Agreement with the Company dated March 9, 2023, as amended from time to time, or any successor agreement (the “Employment Agreement”) by notice given by the Company, but excluding due to Participant’s death or Disability) or (2) by Participant for Good Reason, then, in either case, subject to and conditioned upon Participant’s timely execution and non-revocation of the Release (as defined in the Employment Agreement) that becomes fully effective within the time frame set forth in the Employment Agreement, (x) a number of RSUs determined by multiplying (A) the total number of RSUs granted hereby (at target) by (B) a fraction, the numerator of which equals the number of days elapsed from the commencement of the Performance Period through (and including) the date of such Termination of Service and the denominator of which equals the total number of days in the Performance Period shall become earned and vested as of the Release Effective Date based on the actual level of performance attained through the date of such Termination of Service (determined in accordance with Exhibit B as if the Performance Period had ended as of the last trading day immediately preceding the date of such Termination of Service; and (y) a number of RSUs determined by multiplying (A) the total number of RSUs granted hereby (at target) by (B) a fraction, the numerator of which equals the number of days from the date of such Termination of Service through the last day of the Performance Period and the denominator of which equals the total number of days in the Performance Period shall become earned and vested as of the Release Effective Date (as defined in the Employment Agreement) based on the greater of the target level of performance or the actual level of performance attained through the date of such Termination of Service (determined in accordance with Exhibit B as if the Performance Period had ended as of the last trading day immediately preceding the date of such Termination of Service).]
(iii)[For Mr. Sievert only, this subsection (iii) is omitted in its entirety.] Subject to the provisions of Article VIII of the Plan, if (A) a Change in Control is consummated and (B) upon the consummation of the Change in Control or at any time during the one (1)-year period thereafter, Participant incurs a Termination of Service (1) by the Company or its Affiliates for any reason other than Cause, but excluding due to Participant’s death or Disability) or (2) by Participant for Good Reason, then, in either case, any then-unvested RSUs shall become immediately earned and vested as of the date of such Termination of Service at the greater of (x) the target level of performance or (y) the actual level of performance under Exhibit B determined as if the Performance Period had ended as of the last trading day immediately preceding the Change in Control.
(iv) Notwithstanding any other provision in this Agreement to the contrary, if (A) a Change in Control occurs prior to the end of the Performance Period, (B) the RSUs granted hereby are assumed, converted or replaced by the resulting entity in the Change in Control and (C) Participant’s status as a Service Provider continues through the end of the Performance Period, then the number of RSUs granted hereby that will be earned with respect to such Performance Period shall not be less than the number of RSUs that would be earned based on the target level of performance (as determined in accordance with Exhibit B attached hereto).
2

Definitions:     For purposes of this Grant Notice and the Agreement, the following terms shall have the following meanings:
(i)“Divestiture” means a Termination of Service as the result of a divestiture or sale of a business unit as determined by Participant’s employer based on the personnel records of the Company and its Affiliates. [For Mr. Sievert only, this definition is omitted in its entirety.]
(ii)“Performance Period” means the period beginning [  ] and ending on the third (3rd) anniversary thereof.
(iii)“Pro Rata Fraction” means a fraction, the numerator of which is the number of days from the Grant Date through the date of Participant’s Termination of Service and the denominator of which is the number of days from the Grant Date through [the last day of the Performance Period]. [For Mr. Sievert only, this definition is omitted in its entirety.]
(iv)[For Mr. Sievert only, include this subsection (iii).]“Release Effective Date” means the date on which the release described in Section 5(b) of the Employment Agreement becomes effective and irrevocable.]
(v)“Workforce Reduction” means Participant’s Termination of Service as a result of a reduction in force, realignment or similar measure as determined by Participant’s employer and (i) Participant is officially notified in writing of such Termination of Service due to a workforce reduction and eligibility for the Company’s severance program under which Participant is covered, or (ii) if not covered by a Company severance program, Participant is notified in writing by an authorized officer of the Company or any Affiliates that the Termination of Service is as a result of such action. [For Mr. Sievert only, this definition is omitted in its entirety.]

Participant must accept this Agreement electronically pursuant to the online acceptance procedure established by the Company within ninety (90) days after the Agreement is presented to Participant for review. If Participant fails to accept the RSUs within such ninety (90)-day period, the Company may, in its sole discretion, rescind the RSUs in their entirety. By accepting (whether in writing, electronically or otherwise) the RSUs, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

T-MOBILE US, INC.	PARTICIPANT
By:
Name:	[Participant Name]
Title:

3

EXHIBIT A
RESTRICTED STOCK UNIT AGREEMENT
Capitalized terms not specifically defined in this Restricted Stock Unit Agreement (this “Agreement”) have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.
ARTICLE I.
    GENERAL
1.1Award of RSUs. The Company has granted the RSUs to Participant effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive one Share, as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the RSUs have vested.
1.2Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control, unless it is expressly specified in this Agreement or the Grant Notice that the specific provision of the Plan will not apply. For clarity, the foregoing sentence shall not limit the applicability of any additive language contained in this Agreement which provides supplemental or additional terms not inconsistent with the Plan.
1.3Unsecured Promise. The RSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.
ARTICLE II.
VESTING; FORFEITURE AND SETTLEMENT
2.1Vesting; Forfeiture. The RSUs will vest according to the vesting schedule in the Grant Notice. Except as otherwise set forth in the Grant Notice, the Plan or this Agreement, and unless the Administrator otherwise determines, in the event of Participant’s Termination of Service for any reason, all unvested RSUs will immediately and automatically be cancelled and forfeited (after taking into consideration any accelerated vesting which may occur in connection with such Termination of Service, if any) and Participant shall have no further right to or interest in such cancelled and forfeited RSUs.
2.2Settlement.
(a)RSUs that vest will be paid in Shares as soon as administratively practicable after the vesting of the applicable RSU, but in no event later than the earlier of (i) ninety (90) days following the date on which the applicable RSU vests or (ii) March 15th of the calendar year immediately following the calendar year in which the vesting date occurs; provided, that if Participant elects to defer settlement of vested RSUs pursuant to Section 2.2(c), each vested RSU shall be settled in accordance with such deferral [For Mr. Sievert only, replace with: RSUs that vest will be paid in Shares as soon as administratively practicable after the vesting of the applicable RSU, but in no event later than the earlier of the earlier of (i) ninety (90) days following the date on which the applicable RSU vests or (ii) March 15th of the calendar year immediately following the calendar year in which the vesting date occurs (or, with respect to RSUs that become vested on the Release Effective Date in connection with a Termination of Service, within seventy-four (74) days following the date of such Termination of Service); provided, that if Participant elects to defer settlement of vested RSUs pursuant to Section 2.2(c), each vested RSU shall be settled in accordance with such deferral.] Notwithstanding the foregoing, if the vesting of an RSU is subject to execution of [the Release][a release of claims], and such [Release][release of claims] may be executed and/or revoked in a calendar year following the calendar year in which the payment event occurs, the payment shall be made in the second such calendar year to the extent necessary to comply with Section 409A.

(b)Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law or an applicable provision of the Plan until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided, that the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.
(c)Subject to Section 10.6 of the Plan, Participant may elect to defer delivery of the Shares payable upon vesting of the RSUs in accordance with the terms and conditions set forth in the Company’s Non-Qualified Deferred Compensation Plan (as amended and restated effective as of January 1, 2014 and as may be further amended from time to time), any successor plan or any other deferred compensation arrangement.
ARTICLE III.
TAXATION AND TAX WITHHOLDING
3.1Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of the RSUs and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its Affiliates or their respective agents.
3.2Tax Withholding.
(a)Subject to Section 3.2(b) below and Section 9.5 of the Plan, the Company will have the authority and the right to deduct or withhold, or require Participant to remit to the Company, an amount sufficient to satisfy any all federal, state, local and foreign taxes required by Applicable Law to be withheld in connection with the vesting or settlement of the RSUs or any other taxable event related to the RSUs, including, without limitation, the authority to deduct such amounts from other compensation payable to Participant by the Company.
(b)Unless [the Company / the Administrator]1 otherwise determines, the Company shall withhold, or cause to be withheld, in satisfaction of any applicable withholding tax obligations and in accordance with Section 9.5 of the Plan, a number of Shares otherwise issuable upon settlement of the RSUs having a fair market value not exceeding the aggregate amount of such withholding tax liabilities based on the minimum individual statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income.
(c)Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs, regardless of any action the Company or any Affiliate takes with respect to any tax withholding obligations that arise in connection with the RSUs. Neither the Company nor any Affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant, vesting or payment of the RSUs or the subsequent sale of Shares. The Company and its Affiliates do not commit and are under no obligation to structure the RSUs to reduce or eliminate Participant’s tax liability.
ARTICLE IV.
    COVENANTS
4.1Restrictive Covenants. Participant has previously entered into a Restrictive Covenant and Confidentiality Agreement (or similarly titled document) (the “Restrictive Covenant Agreement”). The vesting of the RSUs and Participant’s receipt of benefits hereunder is specifically conditioned on Participant’s continued compliance with the Restrictive Covenant Agreement except for the Covenant Not to Compete (as defined therein) in the Restrictive Covenant Agreement. To the extent allowed by and consistent with Applicable Law and any applicable limitations period, if the Company determines at any time that Participant has materially breached the Restrictive Covenant Agreement (excluding the
1 Note to Draft: Administrator for Section 16 persons; Company for others.

Covenant Not to Compete), then in addition to the remedies available under the Restrictive Covenant Agreement, the Company will be entitled to (i) cause any then-unvested RSUs to be immediately canceled without any payment of consideration therefor by the Company and (ii) recover from Participant in its sole discretion some or all of the Shares (or proceeds received by Participant from such Shares) paid to Participant upon settlement of the RSUs pursuant to this Agreement. Participant recognizes that if Participant materially breaches the Restrictive Covenant Agreement (excluding the Covenant Not to Compete), the losses to the Company and/or its Affiliates may amount to the full value of any Shares paid to Participant upon settlement of the RSUs pursuant to this Agreement.
4.2Covenant Not to Compete.2 Participant agrees that, during the term of Participant’s employment with the Company and its Affiliates (and their respective predecessors) and for a period of one year [For Sievert only: “one year” is replaced with “18 months”] immediately following the termination of such employment, Participant shall not either directly or indirectly, with or without compensation: (a) engage in, provide, offer to provide, or assist anyone in providing, services to or for a business, entity or individual that is substantially the same as or similar to the Company’s Business (as defined in the Restrictive Covenant Agreement) or that competes with the Company’s Business, directly or indirectly, in the geographic areas where the Company and/or its Affiliates provide services; or (b) compete with the Company, its Affiliates or its dealers within the geographic areas where such entities provide or are permitted to provide services. Participant understands that the noncompetition obligations in this paragraph shall not apply unless at the time this Agreement is executed, or at a later date, Participant’s annualized earnings meet or exceed the minimum amount required by the Revised Code of Washington 49.62. Participant agrees that the noncompetition obligation contained in this Section 4.2, if not enforceable at the time this Agreement is entered into, may nevertheless become enforceable in the future due to changes in Participant’s compensation.
ARTICLE V.
OTHER PROVISIONS
5.1Adjustments. Participant acknowledges that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
5.2Clawback. The RSUs and the Shares issuable hereunder shall be subject to any clawback or recoupment policy in effect on the Grant Date or as may be adopted or maintained by the Company following the Grant Date, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.
5.3Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Head of Stock Compensation at the Company’s principal office or the Head of Stock Compensation’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
5.4Arbitration. The Company and Participant shall make a good faith attempt to resolve any and all claims and disputes regarding the RSUs, the Grant Notice or this Agreement in accordance with any dispute resolution adopted by the Company before resorting to any other dispute resolution procedure. If the claim or dispute is not resolved in that manner and involves any rights or obligations under the Grant Notice and/or this Agreement, then the claim or dispute will be determined by arbitration in accordance with the then-current American Arbitration Association (“AAA”) national rules for the resolution of employment disputes by arbitration, except as modified herein. The arbitration will be
2 Note to Draft: To be updated pending final FTC rule.

conducted by a sole neutral arbitrator who has had both training and experience as an arbitrator of employee compensation matters. If the Company and Participant cannot agree on an arbitrator, then the arbitrator will be selected by the AAA applying the criteria in this Section 5.4. Reasonable discovery will be permitted and the arbitrator may decide any issue as to discovery. The arbitrator may decide any issue as to whether or as to the extent to which, any dispute is subject to the dispute resolution provisions of this Section 5.4. The arbitrator may award only relief at law contemplated under the Grant Notice, this Agreement and the Plan and the arbitrator may not award incidental, consequential or punitive damages, attorney’s fees or any form or equitable relief, to either party. The arbitrator must base the arbitration award on the provisions of this Section 5.4 and Applicable Law and must render the award in writing, including an explanation of the reasons for the award. Judgment upon the award may be entered by any court having jurisdiction of the matter, and the decision of the arbitrator will be final and binding. The statute of limitations applicable to the commencement of a lawsuit will apply to the commencement of an arbitration. The arbitrator’s fees will be paid in equal portions by the Company and Participant, unless the Company agrees to pay all such fees.
5.5Venue. Any arbitration, legal or equitable action or any proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from the Grant Notice or this Agreement, or any provision thereof or hereof, shall exclusively be filed and adjudicated in King County, Washington and no other venue.
5.6Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
5.7Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
5.8Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the RSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
5.9Entire Agreement; Amendment. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. [For Sievert only, the following is added “, including without limitation, any provisions of the Employment Agreement that would otherwise apply to the RSUs.”] To the extent permitted by the Plan, the Grant Notice and this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall materially and adversely affect the RSUs or without the written consent of Participant.
5.10Severability. If any portion of the Grant Notice or this Agreement or any action taken under the Grant Notice or this Agreement, in any case is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Grant Notice and/or this Agreement (as applicable), and the Grant Notice and/or this Agreement (as applicable) will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.
5.11Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the

Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the RSUs, as and when settled pursuant to the terms of this Agreement.
5.12Not a Contract of Employment or Service. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or its Affiliate or interferes with or restricts in any way the rights of the Company and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and Participant.
5.13Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.
5.14Governing Law. The Grant Notice and this Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware; provided, that the provisions of Article V of this Agreement shall be governed by and construed in accordance with the laws of the State of Washington for employees employed in the State of Washington [For Mr. Sievert only, Section 5.14 is replaced in its entirety with the following: Governing Law. The Grant Notice and this Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.]
5.15Section 409A.
(a)This Agreement shall be interpreted in accordance with the requirements of Section 409A. Notwithstanding any provision of this Agreement, the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, provided, however, that this Section 5.15 shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so. To the extent that any payment window spans two calendar years, Participant shall have no discretion over or ability to control the actual year in which payment is made.
(b)    Notwithstanding anything to the contrary in this Agreement, no amounts that constitute “non-qualified deferred compensation” (within the meaning of Section 409A) shall be paid to Participant under this Agreement during the six (6)-month period following Participant’s “separation from service” to the extent that the Administrator determines that Participant is a “specified employee” (each within the meaning of Section 409A) at the time of such separation from service and that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(b)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes), the Company shall pay to Participant in a lump-sum all amounts that would have otherwise been payable to Participant during such six (6)-month period under this Agreement.
5.16Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
* * * * *

EXHIBIT B
PERFORMANCE-VESTING CONDITIONS